Exhibit 99.1

805 King Farm Blvd.
Rockville, MD 20850 / USA

business.nasdaq.com

Stanley Higgins

Senior Director

Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

By Electronic Delivery to: mjordan@rmrgroup.com; vlarkin@rmrgroup.com

July 8, 2016

Mr. Matthew P. Jordan

Chief Financial Officer and Treasurer

The RMR Group Inc.

Two Newton Place

255 Washington Street

Suite 300

Newton, MA, 02458-1634

Re:	The RMR Group Inc. (the “Company”)
Nasdaq Symbol: RMR

Dear Mr. Jordan:

On June 27, 2016, the Company filed a Form 8-K announcing that Mr. Frederick N. Zeytoonjian, one of its Independent Directors, had passed away on June 23, 2016. As a result, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Listing Rule 5605.

However, consistent with Listing Rule 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

•                  until the earlier of the Company’s next annual shareholders’ meeting or June 24, 2017; or

•                  if the next annual shareholders’ meeting is held before December 21, 2016, then the Company must evidence compliance no later than December 21, 2016.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date. In the event the Company does not regain compliance by this date, Nasdaq rules require Staff to provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Hearings Panel.

An indicator will be broadcast over Nasdaq’s market data dissemination network noting the

Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance is posted on our website at listingcenter.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.

If you have any questions, please contact Rachel Scherr, Listing Analyst, at + 1 301 978 8072.

Sincerely,

/s/ Stanley Higgins